UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2023

KBR, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33146			20-4536774
(State or other jurisdiction of incorporation)	(Commission File Number)			(I.R.S. Employer Identification No.)

	601 Jefferson Street
	Suite 3400
	Houston,	Texas	77002
	(Address of principal executive offices)

Registrant’s telephone number including area code: (713) 753-2000

Title of each class	Trading symbol	Name of each exchange on which listed
Common Stock, $0.001 par value	KBR	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

2023 Note Repurchase

On June 1, 2023, KBR, Inc. (the “Company”) entered into separate, privately negotiated transactions with certain holders of its outstanding 2.50% Convertible Senior Notes due 2023 (the “2023 Notes”), pursuant to which the Company will repurchase approximately $100 million aggregate principal amount of the 2023 Notes (the “2023 Note Repurchases”). The price that the Company pays for the 2023 Note Repurchases will be based on the volume-weighted average price of the Company’s common stock, par value $0.001 per share (the “Common Stock”), during a ten-trading day measurement period ending on June 15, 2023. Calculated on the basis of the Common Stock’s closing price on the New York Stock Exchange on June 1, 2023, the aggregate repurchase price for the 2023 Notes would have been approximately $236 million. The actual price for the 2023 Note Repurchases will depend on the volume-weighted average price of the Common Stock during the agreed-upon measurement period.

The 2023 Note Repurchases are expected to close on or about June 16, 2023. The Company will cancel the repurchased 2023 Notes. Following the closing of the 2023 Note Repurchases, approximately $250 million in aggregate principal amount of 2023 Notes will remain outstanding, with terms unchanged.

Bond Hedge and Warrant Unwind Transactions

In connection with the 2023 Note Repurchases, the Company also entered into agreements with certain financial institutions (the “Option Counterparties”) to terminate corresponding portions of the convertible note hedge and warrant transactions the Company previously entered into with the Option Counterparties in connection with the issuance of the 2023 Notes. The respective unwind agreements provide for a payment by each Option Counterparty to the Company in respect of the convertible note hedge transactions, and by the Company to each Option Counterparty in respect of the warrant transactions, as applicable, in cash in an amount based on the volume-weighted average price for the Common Stock. In connection with such terminations, the Company anticipates that it will receive net proceeds from the Option Counterparties equal to approximately $48 million in aggregate, calculated on the basis of the Common Stock's closing price on the New York Stock Exchange on June 1, 2023, with the exact amount to be determined based on the volume-weighted average price of the Common Stock during the agreed-upon measurement period. In addition, the Company has amended the warrant transaction agreements with each of the Option Counterparties to provide that the Company may, at its option, elect cash settlement. Except as described herein, the portions of the convertible note hedge and warrant transactions not being terminated will remain outstanding and otherwise continue in accordance with their terms.

A copy of the Company’s press release announcing the transactions described above is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	KBR, Inc. press release dated June 2, 2023, titled, “KBR Announces Agreements to Repurchase $100 Million Principal Amount of its $350 Million 2.50% Convertible Senior Notes Due November 1, 2023.”
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBR, INC.

June 2, 2023	/s/ Sonia Galindo
Sonia Galindo
Executive Vice President, General Counsel & Corporate Secretary